Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of March 17, 2024 (the “Effective Date”) and is entered into by and between Paul Vassilakos (the “Executive”) and Eightco Holdings Inc., a Delaware corporation (formerly and including Cryptyde, Inc.) (the “Company”). The Company and the Executive shall be referred to herein as the “Parties.”

RECITALS

Whereas, the Company desires for the Executive to be employed as the Executive Chairman & Chief Executive Officer of the Company, and the Executive desires to be employed by the Company as its Executive Chairman & Chief Executive Officer;

Whereas, the Company and the Executive desire to set forth in writing the terms and conditions of their agreement and understandings with respect to the employment of the Executive as the Company’s Executive Chairman & Chief Executive Officer;

WHEREAS, the Executive previously entered into an Employment Agreement dated October 16, 2022 with Forever 8 Fund LLC and Cryptyde, Inc. (the “Prior Employment Agreement”) and the Parties wish to supersede and replace such agreement in its entirety with this Agreement; and

Whereas, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for the period and upon the terms and conditions contained in this Agreement.

Now, Therefore, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

Services to be Provided by THE EXECUTIVE

A. Position and Responsibilities. The Executive shall be employed and serve as Executive Chairman & Chief Executive Officer of the Company, subject to the direction of the Board of Directors of the Company (the “Board”). The Executive shall have such duties and responsibilities commensurate with the Executive’s title and function of such office and as the Board may reasonably require of the Executive from time to time. The Executive acknowledges and agrees that the Executive shall observe and comply with all of the Company’s Policies and Procedures, which may change from time to time, including, but limited to, the Employee Handbook and other onboarding documents.

B. Performance. During the Executive’s employment with the Company, the Executive shall devote on a full-time basis all of the Executive’s time, energy, skill and reasonable best efforts to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and shall exercise reasonable best efforts to perform the Executive’s duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Company. The Executive shall at all times act in a manner consistent with the Executive’s position.

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C. Restrictive Covenants. The Executive’s employment is conditioned on the execution of and compliance with the Employee Confidential Disclosure, Invention Assignment, Non-Competition, Non-Solicitation and Non-Interference Agreement attached hereto as Attachment A, which the Executive must sign on or before the Executive’s first day of employment.

ARTICLE II.

Compensation for SErvices

As compensation for all services the Executive will perform under this Agreement, the Company will pay the Executive, and the Executive shall accept as full compensation, the following:

A. Base Salary. The Company shall pay the Executive an annual salary of $300,000, less applicable payroll deductions and tax withholdings (the “Base Salary”) for all services rendered by the Executive under this Agreement. The Company shall pay the Base Salary in accordance with the normal payroll policies of the Company.

B. Equity Awards and Bonuses. The Company may pay the Executive additional compensation, at its sole and absolute discretion, as set forth in Attachment B.

C. Other Bonuses/Compensation. Based on the individual performance of the Executive and/or of the Company, the Company’s Compensation Committee of the Board and the Board may award to the Executive additional compensation in their sole and complete discretion, including but not limited to additional grants in the Company’s 2022 Long-Term Incentive Plan.

D. Expenses. The Company agrees that, during the Executive’s employment, it will reimburse the Executive for out-of-pocket expenses reasonably incurred in connection with the Executive’s performance of the Executive’s services hereunder, including first class air travel for flights of 3 hours or more, quality hotels and rental cars, entertainment and similar executive expenditures, , upon presentation by the Executive of an itemized account of such expenditures, with supporting receipts in compliance with the Company’s expense reimbursement policies. Reimbursement shall be in compliance with the Company’s expense reimbursement policies.

E. Paid Time Off. The Executive shall be entitled to four (4) weeks of paid vacation and five (5) paid personal days per calendar year (collectively, the “Paid Time Off”), to be taken in such amounts and at such times as shall be mutually convenient for the Executive and the Company. Any Paid Time Off not taken by the Executive in one year shall be carried forward to subsequent years. If all such Paid Time Off is not taken by the Executive before the termination of this Agreement, the Executive shall be entitled to receive a payout of accrued, unused Paid Time Off upon termination (for any reason), less applicable payroll deductions and tax withholdings. The Executive shall also be entitled to any paid holidays as designated by the Company.

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F. Health and Other Medical. The Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other employees (and their families) of the Company (to the extent the Executive is eligible under the general provisions thereof), including a Life Insurance Plan, Medical and Dental Insurance Plan, and a Long Term Disability Plan (the “Plans”), as such Plans may be modified, amended, terminated, or adopted from time to time by the Company in its sole discretion. The Company shall pay all premiums with respect to such Plans. To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income and taxable, then the Company shall, on or before June 1 of the year after the payment is made, reimburse the Executive for such taxes.

G. Savings Plan. The Executive will be eligible to enroll and participate, and be immediately vested in (to the extent legally possible and in accordance with existing Company benefit plans), all Company savings and retirement plans, including any 401(k) plans.

H. Directors and Officers Liability Insurance. The Company will provide liability insurance coverage protecting the Executive and the Executive’s estate, to the extent permitted by law against suits by fellow employees, shareholders and third parties and criminal and regulatory investigations arising out of any alleged act or omission occurring with the course and scope of the Executive’s employment with the Company. Such insurance will be in an amount not less than five million dollars ($5,000,000). The Company shall also enter into a standard indemnification agreement with the Executive in the form as set forth in Attachment C (the “Indemnification Agreement”).

I. Financial Planning. The Company shall reimburse the Executive for all legal, and accounting costs, fees, and expenses incurred each year by the Executive in connection with (a) income tax preparation and (b) estate planning, provided that the aggregate annual expenses to be reimbursed shall not exceed Twenty Thousand Dollars ($20,000). To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income and taxable, then the Company shall, on or before June 1 of the year after the payment is made, reimburse the Executive for such taxes.

ARTICLE III.
Term; Termination

A. Term of Employment. The Agreement’s stated term and employment relationship created hereunder will begin on the Effective Date and will remain in effect for two (2) years, unless earlier terminated in accordance with this Article III (the “Initial Employment Term”). This Agreement shall be automatically renewed for successive one (1) year terms after the Initial Employment Term (each one-year period, a “Renewal Term” and the Initial Employment Term and Renewal Term are collectively referred to as the “Term of Employment”), unless either party sends written notice to the other party at least sixty (60) days before the end of the then-existing Term of Employment, of such party’s desire to terminate this Agreement at the end of the then-existing Term of Employment, in which case this Agreement will terminate at the end of the then-existing Term of Employment, or unless earlier terminated in accordance with this Article III. The Executive will serve the Company during the Term of Employment.

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B. Termination. Upon termination of the Executive’s employment, the Company shall pay the Executive (i) any unpaid Base Salary accrued through the date of termination, (ii) any accrued and unpaid vacation, paid time off or similar pay to which the Executive is entitled as a matter of law or Company policy, (iii) any unreimbursed expenses properly incurred prior to the date of termination (items (i), (ii) and (iii) hereafter referred to as the “Accrued Obligations”) and (iv) any additional payments as set forth below in the event of termination without Cause (defined below) by the Company, for Good Reason (defined below) by the Executive or as a result of the Executive’s Death or Disability. The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment. Any outstanding stock option or other stock awards held by the Executive as of the date of termination shall be subject to the terms of the applicable award agreements.

(i) Expiration of the Agreement, Termination for Cause, or Voluntary Resignation. In the event the Executive voluntarily resigns without Good Reason, the Company may, in its sole discretion, shorten the notice period and determine the date of termination without any obligation to pay the Executive any additional compensation other than the Accrued Obligations and without triggering a termination of the Executive’s employment without Cause (as defined below). In the event the Agreement expires, the Company terminates the Executive’s employment for Cause or the Executive voluntarily resigns without Good Reason, or as a result of the Executive’s Disability (defined below) or death, the Company shall have no further liability or obligation to the Executive under this Agreement following the date of termination of employment.

For purposes of this Agreement, “Cause” means termination because of: (a) an act or acts of fraud or gross negligence by the Executive in the performance of the Executive’s duties as an employee of the Company causing demonstrable and material injury to the Company, provided that the Company has given written notice describing in detail the act of gross negligence asserted and which act, if capable of being cured, as reasonably determined by the Company, has not been cured within thirty (30) days after such notice or such longer period of time if the Executive proceeds with due diligence not later than ten (10) days after such notice to cure such act; (b) Embezzlement by the Executive of funds or property of the Company; and (c) a willful and material breach by the Executive of any material obligation of this Agreement or any other agreement to which the Executive and the Company (and/or any affiliate) are parties, causing demonstrable and material injury to the Company, following, if curable, written notice by the Company to the Executive which shall specify in reasonable detail the circumstances and breach asserted, and there shall be no Cause with respect to any such circumstances if cured by the Executive within sixty (60) days after such notice or such longer period of time if the Executive proceeds with due diligence not later than ten (10) days after such notice to cure such breach; provided, however, that termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in any of (a)-(c) above.

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(ii) Termination Without Cause or for a Resignation for Good Reason. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall receive, in addition to the Accrued Obligations, the following, subject to the execution and timely return by the Executive of a release of claims in the form to be delivered by the Company, which release shall, by its terms, be irrevocable no later than the sixtieth (60th) day following the termination of employment: (a) severance pay in an amount equal to the Executive’s Base Salary as of the date of termination for twelve (12) months, less applicable payroll deductions and tax withholdings, payable in a lump sum immediately following the effective date of the release of claims (further, provided that if the time period for execution and revocation of the release of claims begins in one taxable year and ends in a second year, no payment shall be made until the second taxable year); (b) full vesting of any unvested equity awards subject to the terms of the Company’s 2022 Long-Term Incentive Plan and the Company’s form award agreement; and (c) reimbursement of the Executive for the premiums associated with Executive’s continuation of health insurance for the Executive and the Executive’s family pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) through the end of the Term, provided the Executive timely elects and is eligible to continue to receive COBRA benefits (less all applicable tax withholdings), payable in accordance with the Company’s normal expense reimbursement policy.

For purposes of this Agreement, “Good Reason” means termination because of a (x) material breach by the Company of this Agreement or any other agreement to which the Executive and the Company (and/or any affiliate) are parties, including, without limitation, a material diminution in the Executive’s authority, duties, or responsibilities; (y) a material reduction in the level of support, services, and budget that are reasonably necessary for the performance of Executive’s duties hereunder; (z) a reduction in Executive’s Base Salary, or a reduction or adverse change in Executive’s cash or stock bonus opportunities, including a reduction or adverse change in Executive’s eligibility to achieve and/or receive any such cash or stock bonuses; (aa) an adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); (bb) an adverse change in the reporting structure applicable to the Executive and (cc) Change in Control (including any termination of the Executive within six months of a Change in Control). In such event, the Executive shall give the Company written notice thereof which shall specify in reasonable detail the circumstances constituting Good Reason, and there shall be no Good Reason with respect to any such circumstances if cured by the Company within thirty (30) days after such notice.

For purposes of this Agreement, “Change in Control” means any of the following: (i) sale or exchange of all or substantially all of the assets of the Company, (ii) a merger or consolidation involving the Company where the Company is not the survivor in such merger or consolidation (or the entity ultimately owning or controlling such entity), (iii) a liquidation, winding up, or dissolution of the Company or (iv) an assignment for the benefit of creditors, foreclosure sale, voluntary filing of a petition under the Bankruptcy Reform Act of 1978, or an involuntary filing under such act which filing is not stayed or dismissed within forty-five (45) days of filing. Notwithstanding the foregoing, in the event that any amounts or benefits are payable hereunder in connection with a Change in Control constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then an event shall not constitute a Change in Control for purposes of this Agreement unless it also constitutes a change in the ownership or effective control of the Company under Section 409A of the Code.

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(iii) Termination as a Result of Death or Disability. In the event of the Executive’s Disability (defined below) or death, the Executive shall receive, in addition to the Accrued Obligations, the following, subject to the execution and timely return by the Executive (or in the case of death, the estate) of a release of claims in the form to be delivered by the Company, which release shall, by its terms, be irrevocable no later than the sixtieth (60th) day following the termination of employment: (a) severance pay in an amount equal to the Executive’s Base Salary as of the date of termination for one (1) month, payable in a lump sum immediately following the effective date of the release of claims (further, provided that if the time period for execution and revocation of the release of claims begins in one taxable year and ends in a second year, no payment shall be made until the second taxable year) and (b) full vesting of any unvested equity awards subject to the terms of the Company’s 2022 Long-Term Incentive Plan and the Company’s form award agreement.

For purposes of this Agreement, “Disability” means termination as a result of the Executive’s incapacity or inability, the Executive’s failure to have performed the Executive’s duties and responsibilities as contemplated herein for one hundred and eighty (180) business days or more within any one (1) year period (cumulative or consecutive), because the Executive’s physical or mental health has become so impaired as to make it impossible or impractical for the Executive to perform the duties and responsibilities contemplated hereunder, with or without reasonable accommodation.

ARTICLE IV.
Miscellaneous Provisions

A. Governing Law. The Parties agree that the Agreement shall be governed by and construed under the internal laws of the State of Florida. In the event of any dispute regarding this Agreement, the Parties hereby irrevocably agree to submit to the exclusive jurisdiction of the federal and state courts situated in Florida, and the Executive agrees that the Executive shall not challenge personal or subject matter jurisdiction in such courts. The Parties also hereby waive any right to trial by jury in connection with any litigation or disputes under or in connection with this Agreement.

B. Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

C. Severability. In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

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D. Reformation. In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

E. Entire Agreement. This Agreement and the Indemnification Agreement constitutes the entire agreement between the Parties, and fully supersedes any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, the Prior Employment Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. The Executive acknowledges and represents that in executing this Agreement, the Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

F. Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either party with respect thereto shall continue in full force and effect. The breach by one party to this Agreement shall not preclude equitable relief or the obligations hereunder.

G. Modification. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

H. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. The Executive may not assign this Agreement to a third party. The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all of the assets of the Company.

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I. Code Section 409A.

(i) To the extent (A) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (B) the Executive is deemed at the time of the Executive’s separation from service to be a “specified employee” under Section 409A of the Code; and (C) at the time of the Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of the Executive’s separation from service) shall not be made until the earlier of (1) the first day of the seventh month following the Executive’s separation from service or (2) the date of the Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Article IV, Section I shall be paid to the Executive or the Executive’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to the Executive until the date of payment. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the Executive’s separation from service.

(ii) To the extent any benefits provided under Article III, Section B(ii)-(iii) above are otherwise taxable to the Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(iii) In the case of any amounts payable to the Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii), the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(iv) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

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IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed on the date first set forth above, to be effective as of that date.

EXECUTIVE:

Paul Vassilakos

/s/ Paul Vassilakos

COMPANY:

EIGHTCO HOLDINGS, INC.

/s/ Brett Vroman
By:	Brett Vroman
Title:	CFO

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